Exhibit 99.1

Lands’ End Announces Fourth Quarter and Full Year Fiscal 2022 Results

DODGEVILLE, Wis., March 16, 2023 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the fourth quarter and full year of the fiscal year ended January 27, 2023 compared to the fourth quarter and full year of the fiscal year ended January 28, 2022. The Company also provided the first quarter and full year fiscal 2023 outlook.

Andrew McLean, Chief Executive Officer, stated, “We executed well throughout the fourth quarter to deliver sequential sales and margin improvement in each month of the quarter, resulting in revenue and adjusted EBITDA at the higher end of our expectations. We are pleased to see this momentum continue in the first quarter, particularly in our core swim category.”

McLean, continued, “Looking ahead in 2023 and beyond, we plan to continue to focus on providing high-quality products in key categories that customers want and that present opportunity to drive outsized value creation, including swim and outerwear. We also plan to foster innovation in our operations, with a focus on driving stronger results and best anticipating and serving evolving customer needs, as well as strengthening our digitally native capabilities through enhanced use of data analytics, which we expect will drive deeper brand affinity and grow our share of our addressable market. Our highly talented team is aligned and energized around our strategic priorities. We are confident that through our sharpened focus on execution and innovation, we are well positioned to build on our strong foundation and drive enhanced growth and profitability, as reflected in our first quarter and fiscal 2023 outlook.”

Fourth Quarter Financial Highlights:

•
For the fourth quarter, net revenue decreased 4.6% to $529.6 million, compared to $555.4 million in the fourth quarter of fiscal 2021.

o
Global eCommerce net revenue was $414.5 million, a decrease of 6.1% from $441.5 million in the fourth quarter of fiscal 2021 as a result of industry-wide promotional activity and macroeconomic challenges impacting consumer discretionary spending. Compared to the fourth quarter of fiscal 2021, U.S. eCommerce decreased 1.5% and International eCommerce decreased 30.8% which includes the previously announced closure of the Japan eCommerce business.
o
Outfitters net revenue was $60.5 million, a decrease of 2.1% from $61.8 million in the fourth quarter of fiscal 2021 driven by the fulfillment of school uniforms in fiscal 2022 in line with the back to school selling season slightly offset by demand within the Company’s travel-related national accounts.
o
Third Party net revenue, which includes sales on third-party marketplaces and U.S. wholesale revenues, was $39.2 million, an increase of 8.0%, compared to $36.3 million in the fourth quarter of fiscal 2021. The increase was largely driven by sales growth in the Kohl’s marketplace and existing and new online marketplaces.
o
Retail net revenue was $15.4 million in the fourth quarter compared to $15.8 million in the fourth quarter of fiscal 2021. The U.S. Company Operated Stores experienced a decrease of 3.9% in Same Store Sales as compared to the fourth quarter of fiscal 2021.

•
Gross margin decreased approximately 340 basis points to 32.5% as compared to 35.9% in the fourth quarter of fiscal 2021. Gross margin decreased due to increased industry-wide promotional activity and a focused effort to move through less productive units, slightly offset by lower inbound transportation costs.

•
Selling and administrative expenses decreased $21.9 million to $150.3 million or 28.4% of net revenue, compared to $172.2 million or 31.0% of net revenue in the fourth quarter of fiscal 2021. The 260 basis point improvement was driven by continued expense controls across the business.

•
Net loss was $3.3 million or $0.10 loss per diluted share, as compared to net income of $7.1 million or $0.21 per diluted share in the fourth quarter of fiscal 2021.

•
Adjusted EBITDA was $24.2 million compared to $27.3 million in the fourth quarter of fiscal 2021.

Full Year Financial Highlights:

•
For the fiscal year, net revenue decreased 5.0% to $1.56 billion compared to $1.64 billion in the prior year.

o
Global eCommerce net revenue decreased 10.1% to $1.1 billion for the fiscal year. Net revenue in U.S. eCommerce decreased 7.0% and International eCommerce decreased 24.6%, both primarily driven by lower consumer demand as a result of delayed receipts of key products caused by the global supply chain challenges in the first half of fiscal 2022, macroeconomic challenges impacting consumer discretionary spending and industry-wide promotional activity.
o
Outfitters net revenue increased 4.6% to $265.9 million, driven by stronger demand within the Company’s travel-related national accounts and school uniform customers returning to historical purchasing patterns.
o
Third Party net revenue increased 37.5% to $119.0 million, primarily attributed to sales growth in the Kohl’s marketplace and existing and new online marketplaces.
o
Retail net revenue increased 0.8% to $48.2 million. The U.S. Company Operated Stores experienced an increase of 1.5% in Same Store Sales as compared to fiscal 2021.

•
Gross margin decreased approximately 410 basis points to 38.2%, compared to 42.3% in fiscal 2021 due to incremental transportation costs due to global supply chain challenges in addition to increased promotional activity.

•
Selling and administrative expenses decreased $44.4 million to $527.4 million or 33.9% of net revenue, compared to $571.8 million or 35.0% of net revenue in fiscal 2021. The 110 basis point improvement was the result of continued expense controls across the business.

•
Net loss was $12.5 million, or $0.38 loss per diluted share. This compares to net income of $33.4 million or $0.99 earnings per diluted share in fiscal 2021.

•
Adjusted EBITDA was $70.5 million compared to $120.9 million in fiscal 2021.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $39.6 million as of January 27, 2023, compared to $34.3 million as of January 28, 2022.

Net cash used in operations was $36.4 million for the 52 weeks ended January 27, 2023, compared to net cash provided by operations of $70.6 million for the 52 weeks ended January 28, 2022.

Inventories, net, was $425.5 million as of January 27, 2023, and $384.2 million as of January 28, 2022. The increase in inventory was primarily driven by early receipts of swim product for the spring and summer selling seasons, carry over full price swim product driven by late receipts last year due to the supply chain challenges and excess inventory in our kids category.

As of January 27, 2023, the Company had $100.0 million borrowings outstanding and $163.8 million of availability, based upon the loan cap calculated in the borrowing base, under its asset-based senior secured credit facility compared to no borrowings outstanding and $204.4 million of availability at the end of last year. Additionally, as of January 27, 2023, the Company had $244.1 million of term loan debt outstanding compared to $257.8 million of term loan debt outstanding at the end of last year. The Company continues to explore opportunities to refinance the term loan debt, subject to favorable market conditions.

Outlook

For the first quarter of fiscal 2023 the Company expects:

•
Net revenue to be between $295.0 million and $310.0 million.
•
Net loss to be between $5.0 million and $3.0 million and diluted loss per share to be between $0.15 and $0.09.
•
Adjusted EBITDA in the range of $13.0 million to $16.0 million.

For fiscal 2023 the Company expects:

•
Net revenue to be between $1.56 billion and $1.62 billion.
•
Net (loss) income to be between $(6.0) million and $1.0 million and diluted (loss) earnings per share to be between $(0.18) and $0.03.
•
Adjusted EBITDA in the range of $72.0 million to $82.0 million.
•
Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Thursday, March 16, 2023, at 8:30 a.m. ET to review its fourth quarter and full year financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of casual clothing, swimwear, outerwear, accessories, footwear and home products. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of momentum continuing in the first quarter, particularly in swim; the Company’s plan to continue to focus on providing high-quality products in key categories which present opportunity to drive outsized value creation, including swim and outerwear; the Company’s plan to foster innovation in operations, with a focus on driving stronger results and best anticipating and serving evolving customer needs; the Company’s plan to strengthen its digitally native capabilities through enhanced use of data analytics, and its expectation that these capabilities will drive deeper brand affinity and grow its share of its addressable market; the belief that the Company is well positioned to build on its strong foundation and drive enhanced growth and profitability; the Company’s intention to explore opportunities to, and to refinance its term loan debt; and the Company’s outlook and expectations as to net revenue, net (loss)/income, loss/earnings per share and Adjusted EBITDA for the first quarter of fiscal 2023 and for the full year of fiscal 2023, and capital expenditures for fiscal 2023. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges have resulted in a significant increase in inbound transportation costs and delays in receiving product over the past year; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19 and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets, as the Company seeks to refinance its term loan; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the risk of cybersecurity events and their impact on the Company; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Interim Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 27, 2023	January 28, 2022
ASSETS
Current assets
Cash and cash equivalents	$39,557	$34,301
Restricted cash	1,834	1,834
Accounts receivable, net	44,928	49,668
Inventories, net	425,513	384,241
Prepaid expenses and other current assets	44,894	36,905
Total current assets	556,726	506,949
Property and equipment, net	127,638	129,791
Operating lease right-of-use asset	30,325	31,492
Goodwill	106,700	106,700
Intangible asset, net	257,000	257,000
Other assets	3,759	4,702
TOTAL ASSETS	$1,082,148	$1,036,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750
Accounts payable	171,557	145,802
Lease liability – current	5,414	5,617
Accrued expenses and other current liabilities	106,756	146,263
Total current liabilities	297,477	311,432
Long-term borrowings on ABL Facility	100,000	—
Long-term debt, net	223,506	234,474
Lease liability – long-term	31,095	32,731
Deferred tax liabilities	45,953	46,191
Other liabilities	3,365	5,110
TOTAL LIABILITIES	701,396	629,938
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 32,626 and 32,985, respectively	326	330
Additional paid-in capital	366,181	374,413
Retained earnings	31,267	44,595
Accumulated other comprehensive loss	(17,022)	(12,642)
TOTAL STOCKHOLDERS’ EQUITY	380,752	406,696
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,082,148	$1,036,634

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
(in thousands except per share data)	January 27, 2023	January 28, 2022	January 27, 2023	January 28, 2022
REVENUES
Net revenue	$529,603	$555,375	$1,555,429	$1,636,624
Cost of sales (excluding depreciation and amortization)	357,459	356,256	961,663	945,164
Gross profit	172,144	199,119	593,766	691,460

Selling and administrative	150,300	172,188	527,374	571,767
Depreciation and amortization	9,513	9,683	38,741	39,166
Other operating (income) expense, net	(209)	158	2,926	741
Total costs and expenses	159,604	182,029	569,041	611,674
Operating income	12,540	17,090	24,725	79,786
Interest expense	11,961	8,214	39,768	34,445
Other (income), net	(267)	(167)	(364)	(628)

Income (loss) before income taxes	846	9,043	(14,679)	45,969
Income tax expense (benefit)	4,144	1,933	(2,149)	12,600
NET (LOSS) INCOME	$(3,298)	$7,110	$(12,530)	$33,369

NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$(0.10)	$0.22	$(0.38)	$1.01
Diluted:	$(0.10)	$0.21	$(0.38)	$0.99

Basic weighted average common shares outstanding	32,844	32,984	33,108	32,929
Diluted weighted average common shares outstanding	32,844	33,584	33,108	33,681

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA measurement. Adjusted EBITDA is computed as Net income (loss) appearing on the Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods, and as a basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•
EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

o
We excluded the closure costs of Lands’ End Japan KK, a subsidiary of Lands’ End, Inc., (“LE Japan”). For the 13 weeks and 52 weeks ended January 27, 2023 we excluded the net operating loss of $2.3 million and $3.1 million, respectively, from the liquidation of product commencing September 2022 through the end of fiscal 2022. For the 52 weeks ended January 27, 2023 we also excluded the one-time closing costs of $3.0 million for a combined total of $6.1 million.
o
For the 13 weeks and 52 weeks ended January 27, 2023 we excluded the non-cash write-down of certain long-lived assets.
o
For the 13 weeks and 52 weeks ended January 27, 2023 and January 28, 2022 we excluded the (gain)/loss on disposal of property and equipment.
o
For the 13 weeks and 52 weeks ended January 27, 2023 and January 28, 2022 we excluded the amortization of transaction related costs associated with Third Party distribution channel.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 27, 2023		January 28, 2022
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net (loss) income	$(3,298)	(0.6)%	$7,110	1.3%
Income tax expense	4,144	0.8%	1,933	0.3%
Other (income), net	(267)	(0.1)%	(167)	(0.0)%
Interest expense	11,961	2.3%	8,214	1.5%
Operating income	12,540	2.4%	17,090	3.1%
Depreciation and amortization	9,513	1.8%	9,683	1.7%
LE-Japan closure	2,275	0.4%	—	—%
Long-lived asset impairment	348	0.1%	—	—%
(Gain) loss on disposal of property and equipment	(569)	(0.1)%	158	0.0%
Other	94	0.0%	345	0.1%
Adjusted EBITDA	$24,201	4.6%	$27,276	4.9%

	52 Weeks Ended		52 Weeks Ended
	January 27, 2023		January 28, 2022
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net (loss) income	$(12,530)	(0.8)%	$33,369	2.0%
Income tax (benefit) expense	(2,149)	(0.1)%	12,600	0.8%
Other (income), net	(364)	(0.0)%	(628)	(0.0)%
Interest expense	39,768	2.6%	34,445	2.1%
Operating income	24,725	1.6%	79,786	4.9%
Depreciation and amortization	38,741	2.5%	39,166	2.4%
LE-Japan closure	6,133	0.4%	—	—%
Long-lived asset impairment	468	0.0%	—	—%
(Gain) loss on disposal of property and equipment	(530)	(0.0)%	741	0.1%
Other	960	0.1%	1,189	0.0%
Adjusted EBITDA	$70,497	4.5%	$120,882	7.4%

First Quarter Fiscal 2023 Guidance	13 Weeks Ended
(in millions)	April 28, 2023
Net loss	$5.0	-	$3.0
Depreciation, interest, other income, taxes and other adjustments	18.0	-	19.0
Adjusted EBITDA	$13.0	-	$16.0

Fiscal 2023 Guidance	53 Weeks Ended
(in millions)	February 2, 2024
Net (loss) income	$(6.0)	-	$1.0
Depreciation, interest, other income, taxes and other adjustments	78.0	-	81.0
Adjusted EBITDA	$72.0	-	$82.0

LANDS’ END, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(12,530)	$33,369
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,741	39,166
Amortization of debt issuance costs	3,176	3,194
(Gain) loss on disposal of property and equipment	(530)	741
Stock-based compensation	3,753	10,156
Deferred income taxes	927	(782)
Long-lived asset impairment	468	—
Other	(775)	(661)
Change in operating assets and liabilities:
Accounts receivable, net	4,503	(13,170)
Inventories, net	(45,873)	(4,213)
Accounts payable	19,938	13,089
Other operating assets	(8,105)	4,080
Other operating liabilities	(40,060)	(14,400)
Net cash (used in) provided by operating activities	(36,367)	70,569
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	1,967	—
Purchases of property and equipment	(31,806)	(25,238)
Net cash used in investing activities	(29,839)	(25,238)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	264,000	143,000
Payments of borrowings under ABL Facility	(164,000)	(168,000)
Proceeds from issuance on long-term debt, net	—	—
Payments on term loan	(13,750)	(13,750)
Payments for taxes related to net share settlement of equity awards	(4,324)	(5,111)
Purchases and retirement of common stock	(8,463)	—
Payment of debt issuance costs	—	(1,232)
Net cash provided by (used in) financing activities	73,463	(45,093)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(2,001)	103
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,256	341
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	36,135	35,794
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$41,391	$36,135
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$9,998	$2,627
Income taxes paid, net of refunds	$4,763	$24,868
Interest paid	$34,485	$31,421
Lease liabilities arising from obtaining operating lease right-of-use assets	$4,440	$1,409